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                                                                Exhibit 15
KPMG    Peat Marwick LLP



        1500 National City Center
        1900 East Ninth Street
        Cleveland, OH  44114-3495


Rubbermaid Incorporated
1147 Akron Road
Wooster, Ohio 44691-6000

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated April 12, 1994 and July 13, 1994 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG Peat Marwick LLP



Cleveland, Ohio
October 20, 1994






        Member Firm of
        Klynveid Peat Marwick Goerdeler